Exhibit 2.2


                                                                EXECUTION COPY

                          [Avaya Inc. Letterhead]

                              October 26, 2003

CommScope, Inc.
1100 CommScope Place SE
Hickory, North Carolina 26603

Ladies and Gentlemen:

          CommScope, Inc. ("CommScope"), SS Holdings, LLC and Avaya Inc. ("Avaya") have entered into that certain Asset Purchase Agreement dated as of the date hereof (the "Asset Purchase Agreement"). This letter agreement sets forth the parties understanding regarding certain amendments that shall be made to the Asset Purchase Agreement if the conditions stated herein are met. Capitalized terms not defined herein have the meanings ascribed to them in the Asset Purchase Agreement.

          If prior to Closing, CommScope obtains financing in an amount which, if CommScope were to make a cash payment of $250 million to Avaya at Closing, CommScope would have excess availability under the financing arrangements then in place plus unrestricted domestic cash of at least $100 million, then:

          1. Section 2.3 of the Asset Purchase Agreement shall be amended and replaced in its entirety with the following:

          "In consideration of the sale, transfer, assignment, conveyance and delivery by Seller and the Seller Subsidiaries of the Purchased Assets to Buyer, and in addition to assuming the Assumed Liabilities, Parent shall cause Buyer at the Closing to (i) pay to Seller an aggregate amount equal to Two Hundred Fifty Million Dollars ($250,000,000) in cash (the "Cash Payment") by wire transfer of immediately available funds to an account or accounts designated by Seller's written instructions given to Buyer at least two Business Days prior to the Closing, which amount shall be subject to adjustment pursuant to Section 2.4 below and (ii) deliver to Seller a stock certificate or certificates of Parent (bearing any applicable legend required under federal or state securities laws) in the names and amounts designated by Seller at least two Business Days prior to Closing representing a number of shares (the "Parent Shares") of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") determined as follows: if the average per share closing price of the Parent Common Stock, as reported on the New York Stock Exchange Composite Transactions Tape (as reported by The Wall Street Journal (Northeast Edition)), or if not reported thereby, by any other authoritative source) for the ten (10) trading days immediately prior to the trading day prior the Closing Date ("Average Price") is (a) not less than $10.00 and not more than $13.00, then the number of Parent Shares shall be equal to Twenty Two Million Nine Hundred Thousand Dollars ($22,900,000) divided by the Average Price; (b) less than $10.00, then the number of Parent Shares shall be equal to 2,290,000 shares of Parent Common Stock; and (c) more than $13.00, then the number of Parent Shares shall be equal to 1,761,538 shares of Parent Common Stock (the Cash Payment and the Parent Shares, collectively, the "Purchase Price")."

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          2. All references to the Convertible Note and Conversion Shares in the Purchase Agreement and the Registration Rights Agreement shall be deleted and, for the avoidance of doubt, CommScope shall not be obligated to issue the Convertible Note or the Conversion Shares to Avaya.

          3. Section 5.4(j) of the Asset Purchase Agreement will be amended and replaced in its entirety with the following:

          "If the sum of the Pension Liabilities and the Retiree Welfare Liabilities exceeds the sum of the Pension Transfer Amount and VEBA Transfer Amount (such excess herein referred to as the "Underfunding") by more than $56,700,000, then on the Second Transfer Date, Seller shall pay to Buyer by wire transfer of immediately available funds to such account or accounts as Buyer may designate to Seller in writing, the amount of the Underfunding exceeding $56,700,000. Any amounts paid under this Section 5.4(j) shall be paid together with interest thereon at the rate of interest per annum equal to the prime rate as announced by JP Morgan Chase Bank, N.A. on the date payment is to be made, calculated from the Closing Date through the date on which payment is made."

          4. The Asset Purchase Agreement, as amended, shall continue in full force and effect in accordance with its terms and the parties shall not be obligated to make any other amendment to the Asset Purchase Agreement or the Registration Rights Agreement, other than as contemplated hereby.

          By executing this letter agreement in the space provided below, each party accepts the terms hereof and agrees to be bound by the obligations set forth herein.

                                       AVAYA INC.



                                       By:/s/ Garry K. McGuire
                                          ---------------------------------
                                          Name:  Garry K. McGuire
                                          Title: Chief Financial Officer


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                                                                         Page 3


AGREED AND ACCEPTED:

COMMSCOPE, INC.


By:/s/ Jearld L. Leonhardt
   ---------------------------
   Name:  Jearld L. Leonhardt
   Title: Executive Vice President and
          Chief Financial Officer

SS HOLDINGS, LLC


By:/s/ Randall W. Crenshaw
   ---------------------------
   Name:  Randall W. Crenshaw
   Title: President